Enterprise Products Partners L.P.
P.O. Box 4324
Houston, TX 77210
(713) 381-6500

Enterprise Expects to Receive $50 Million in Insurance Recoveries and Exceed
Mean Earnings Estimate of Net Income for the Third Quarter of 2006

Houston, Texas (August 17, 2006) – Enterprise Products Partners L.P. (NYSE: EPD) announced today that it expects to receive approximately $50 million during the third quarter ending September 30, 2006 from the partial recovery of business interruption insurance claims associated with Hurricanes Katrina, Rita and Ivan. The collection of these recoveries would increase net income by approximately $0.12 per unit. Currently during the third quarter, Enterprise has collected approximately $42 million of the estimated total.

Enterprise also expects, based on current market conditions that net income for the third quarter of 2006 will exceed the mean estimate of net income for the third quarter of $0.27 per common unit as monitored by First Call. Enterprise is scheduled to announce earnings for the third quarter on October 24, 2006.

“We have made substantial progress in our efforts to document, submit and work with our insurance adjusters and underwriters on business interruption and property damage claims with respect to Hurricanes Katrina, Rita and Ivan,” said Robert G. Phillips, Enterprise’s President and Chief Executive Officer. “As a result of these efforts, we are receiving a significant amount of cash recoveries from business interruption insurance in advance of the definitive settlement of these claims. These recoveries will be used to partially fund our capital investment in organic growth projects and for general partnership purposes. We expect additional insurance recoveries during the remainder of 2006 and 2007 for business interruption claims, as well as reimbursement of costs already incurred to repair facilities damaged by the storms. We continue to work with our insurance providers regarding property damage claims.”

Enterprise Products Partners L.P. is one of the largest publicly traded energy partnerships with an enterprise value of approximately $16 billion, and is a leading North American provider of midstream energy services to producers and consumers of natural gas, NGLs and crude oil. Enterprise transports natural gas, NGLs and crude oil through 33,840 miles of onshore and offshore pipelines. Services include natural gas transportation, gathering, processing and storage; NGL fractionation (or separation), transportation, storage, and import and export terminaling; crude oil transportation and offshore production platform services. For more information, visit Enterprise on the web at www.epplp.com. Enterprise Products Partners L.P. is managed by its general partner, Enterprise Products GP LLC, which is wholly owned by Enterprise GP Holdings L.P. (NYSE: “EPE”). For more information on Enterprise GP Holdings L.P., visit its website at www.enterprisegp.com.

This press release contains various forward-looking statements and information that are based on Enterprise’s beliefs and those of its general partner, as well as assumptions made by and information currently available to Enterprise. When used in this press release, words such as “anticipate,” “project,” “expect,” “plan,” “goal,” “forecast,” “intend,” “could,” “believe,” “may,” and similar expressions and statements regarding the plans and objectives of Enterprise for future operations, are intended to identify forward-looking statements. Although Enterprise and its general partner believe that such expectations reflected in such forward-looking statements are reasonable, neither Enterprise nor its general partner can give assurances that such expectations will prove to be correct. Such statements are subject to a variety of risks, uncertainties and assumptions. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, Enterprise’s actual results may vary materially from those Enterprise anticipated, estimated, projected or expected. Among the key risk factors that may have a direct bearing on Enterprise’s results of operations and financial condition are:

•	fluctuations in oil, natural gas and NGL prices and production due to weather and other natural and economic forces;
•	a reduction in demand for its products by the petrochemical, refining or heating industries;
•	the effects of its debt level on its future financial and operating flexibility;
•	a decline in the volumes of NGLs delivered by its facilities;
•	the failure of its credit risk management efforts to adequately protect it against customer non-payment;
•	terrorist attacks aimed at its facilities; and
•	the failure to successfully integrate its operations with assets or companies, if any that it may acquire in the future.

Enterprise has no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contact: Randy Burkhalter, Investor Relations, Enterprise Products Partners L.P. (713) 381-6812, www.epplp.com.

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